                                                                EXHIBIT 99.2

                                     [LETTERHEAD]


                                     June 3, 1999



VIA FEDERAL EXPRESS
-------------------

Mr. Michael Lovern, Sr.
President
Trial Management Associates, Inc.
8972 Quioccasin Road
Suite 172
Richmond, VA 23229

Dear Mr. Lovern:

     The Board of Directors of Youbet.com, Inc. (the "Company") has asked me to reply to your letter of May 14, 1999 addressed to the undersigned, Mr. Fell and the Board of Directors.

     Although you appear to have withdrawn your proposal, in light of your repeated communications, it is appropriate to advise you of the position of the Company.

     The Board of Directors has met to review your oral and written communications and "proposal".

     Despite your confrontational tone, the Board nevertheless carefully considered your proposal. The Board was, among other things, concerned about your failure to respond adequately to the Company's preliminary questions - particularly why it would be in the best interests of the Company or its shareholders to sell you 30,000,000 new shares of Company stock at $6.50 per share when such shares are trading at prices well above that level.

     Additionally, the Board was concerned about your refusal to identify your purported "Bell" partner, to provide any contact person there or to provide documented support to your claim that you have $141 million in personal funds to invest in the Company.

Mr. Michael Lovern, Sr.
June 3, 1999
Page 2



     The Company's Board of Directors takes its responsibilities very seriously and is pursuing a course of conduct which it believes is in the best interests of its shareholders. It is certainly open to considering all good faith proposals which it believes would enhance the interests of such shareholders.

                                  Very truly yours,



                                 /s/Gary N. Jacobs
                       of CHRISTENSEN, MILLER, FINK, JACOBS,
                            GLASER, WEIL & SHAPIRO, LLP

GNJ:lf


cc:  The Board of Directors
      Youbet.com, Inc.